Exhibit 8.2

June 6, 2022

Marrone Bio Innovations, Inc.

7780 Brier Creek Parkway, Suite 420

Raleigh, NC 27617-7882

Ladies and Gentlemen:

We have acted as counsel to Marrone Bio Innovations, Inc. (“MBI”) in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form F-4 (Registration No. 333-264806), as amended, (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement”), dated as of June 6, 2022, describing the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 16, 2022, by and among Bioceres Crop Solutions Corp., a Cayman Islands exempted company (“BIOX”), BCS Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of BIOX (“Merger Sub”), and Marrone Bio Innovations, Inc., a Delaware corporation (the “Company”). Pursuant to the terms and conditions set forth in the Agreement, Merger Sub will merge with and into MBI (the “Merger”) with MBI surviving the Merger as a wholly owned subsidiary of BIOX. Unless otherwise indicated, capitalized terms used herein have the meanings ascribed to them in the Registration Statement.

In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, the Proxy Statement, and such other presently existing documents, records, and matters of law as we have deemed necessary or appropriate for purposes of our opinion, including those documents (and the representations contained therein) specifically referenced in the Registration Statement and Proxy Statement. In particular, we have reviewed and have relied upon certificates from each of MBI and BIOX, dated as of the date hereof, setting forth certain representations relevant to the Merger Agreement and the opinions expressed herein (the “Officer’s Certificates”).

In our examination of documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, facsimile, or electronic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or otherwise, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid, binding obligations of each party. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

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For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the documents, certificates, records, statements, and representations referred to above. We have also assumed (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the Merger Agreement and ancillary documents thereto, without waiver or modification of the material terms and conditions thereof; (ii) the truth and accuracy, as of the date of the Merger Agreement, on the date hereof, and as of the Effective Time of the Merger, of the representations and warranties made by BIOX, Merger Sub and MBI in the Merger Agreement; (iii) that each of the representations made in each Officer’s Certificate is true, accurate and complete as of the date hereof and will be true, accurate and complete as of the Effective Time of the Merger, as if made as of such times; (iv) that at the time of the completion of the Merger, the fair market value of BIOX will be at least equal to the fair market value of MBI as calculated according to the rules prescribed in Treasury Regulation Sections 1.367(a)-3(c)(3)(iii); and (v) that any representation in an Officer’s Certificate made “to the knowledge” or similarly qualified is true, accurate and complete without such qualification. If any of the above assumptions proves untrue, our opinion contained herein may be adversely affected and should not be relied upon.

In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations promulgated thereunder, judicial authorities, interpretive rulings of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that any of the opinions expressed herein will be accepted by the IRS, or, if challenged, by a court. Moreover, a change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which our opinion is based could affect our conclusions.

Based upon and subject to the foregoing and the assumptions and qualifications set forth herein, it is our opinion that:

1.	the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

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2.	Section 367(a)(1) of the Code should not apply to a MBI Stockholder’s surrender of MBI Common Stock pursuant to the Merger Agreement (except in the case of a MBI Stockholder who is or will be a “five-percent transferee shareholder,” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), and does not enter into a gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8).

Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Except as set forth above, we express no opinion as to any matter not specifically addressed herein, including the accuracy of the representations relied upon by us in rendering the opinion set forth herein.

We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP

MORRISON & FOERSTER LLP